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                               ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT dated October 20, 1997, by and between Star Shoppe Direct, Inc., a Florida corporation (the "Buyer"), Benedict V. White ("White") and ML Direct, Inc., a Delaware corporation (the "Seller").

         1. Definitions. The following terms when used in this Agreement shall have the meaning set forth opposite such term. Other terms are defined elsewhere in this Agreement:

              1.1 Assets: The Furnishings, Intangible Property, Lease and Contracts, collectively.

              1.2 Assumed Liabilities: The obligations and liabilities (A) arising out of, under or pursuant to: (i) the Contracts listed on Schedule 1.7(a), (ii) the Lease and (iii) the Furnishings Lease, and (B) listed on
Schedule 1.2.  Buyer assumes no other liabilities of Seller.

              1.3 Business: The promotion and sale, wholesale and retail, of various products, principally through electronic or direct response placement or retail outlets as operated from the Leased Facilities.

              1.4 Closing: The consummation of the transactions herein contemplated.

              1.5  Closing Date:  The day on which the Closing occurs.

              1.6 Closing Documents: The Bill of Sale, annexed hereto as Exhibit A, the Assignment and Assumption Agreement annexed hereto as Exhibit B, the Consent to the Assignment of Lease evidencing the lessor's consent to the assignment of the Lease to Buyer in form and substance reasonably acceptable to Buyer and Seller, the Assignment of Trademark annexed hereto as Exhibits C and D, the Confidential Separation Agreement and Release annexed hereto as Exhibit E, and all other instruments and documents required to be executed and delivered at the Closing in order to consummate the Closing.

              1.7 Contracts: All of Seller's right, title and interest in and to the contracts and agreements, including Seller's duties and obligations thereunder as indicated on Schedule 1.7(a), and prospective or potential contractual or business relations with such parties, as indicated on Schedule 1.7(b).

              1.8 Furnishings: All tangible property located at the Leased Facilities, whether leased or owned by Seller.

              1.9 Furnishings Lease: The lease of the certain office equipment and furniture between Seller and Aaron Rents, Inc., as indicated in Schedule 1.9.

              1.10 Intangible Property: All of Seller's right, title and interest in and to the tradenames "Optimum Maid" and "Scent Signs", the marks related thereto, and the goodwill

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symbolized by the names and the marks.

              1.11 Knowledge: Actual knowledge.

              1.12 Leased Facilities: The real property located at 3001 Executive Drive, Suite 120, Clearwater, Florida, which is the subject of the lease dated October 28, 1996 between Seller and SeaLund & Associates Corporation ("Lease").

              1.13 Purchase Price: The price payable by Buyer as consideration for the sale of the Assets and more fully described in Section 2.2.

         2.   Sale and Purchase of Assets.

              2.1  Sale of Assets.   At the Closing, (i) Seller shall sell,
convey and deliver the Assets to the Buyer pursuant to a Bill of Sale and Assignment and Assumption Agreement in the forms annexed as Exhibits A and B, respectively; and (ii) the Buyer shall purchase, acquire and assume the Assets and the Assumed Liabilities, from Seller for the Purchase Price. In addition, at the Closing the parties hereto shall execute and deliver the other Closing Documents, the Consent to Assignment of Lease to be delivered as soon as practicable.

              2.2 Purchase Price and Payment. The Purchase Price for the Assets shall be one hundred thousand dollars ($100,000) which shall be paid at the Closing by cashiers' check or wire transfer in immediately available funds. In addition, on the Closing, Buyer shall assume the payment, performance and discharge of the Assumed Liabilities.

              2.3 Reimbursement of Expenses. At the Closing, Buyer shall pay to Seller the amount on Schedule 2.3 as reimbursement for those expenses incurred after September 12, 1997.

              2.4 HSN Direct. Buyer shall pay Seller fifty percent (50%) of the gross revenue paid to Buyer from HSN Direct ("HSN") from Magic Fingers infomercials. Payment shall be made directly from HSN to Seller provided, however, that if HSN elects not to make such payments directly to Seller, Buyer shall make such payments to Seller within five (5) business days of receipt of payment from HSN. Buyer shall take reasonable good faith efforts to provide Seller with such information as is reasonable to enforce this Section 2.4. Seller shall have the right to inspect Buyer's books and records, at Seller's expense, to the extent reasonably necessary to enable Seller to ascertain whether it has received the full amount of the payments to which it is entitled pursuant to this Section 2.4. If requested by Seller, Buyer will request HSN, in writing, that it is to pay Seller all amounts payable to Seller pursuant to this Section 2.4, and that HSN is to provide Seller with such documentation as Seller may reasonably request to enable it to ascertain whether it has received the full amount of the payments to which it is entitled pursuant to his Section
2.4. Nothing herein shall be construed as (i) permitting Seller any rights (other than the right to receive the stated percentage of gross revenues) under any Magic Fingers infomercial contracts or (ii) a

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partnership or agency relationship between Seller and Buyer.

              2.5 Closing. The Closing shall take place at the offices of Gersten, Savage, Kaplowitz & Fredericks, LLP, 101 East 52nd Street, New York, New York 10022, at 10:00 a.m. local time, on October 20, 1997. The Closing may occur at such other time and place as Buyer and Seller shall mutually agree and shall occur earlier than the date specified above, by a notice similarly given, if the conditions precedent have been satisfied prior to such date.

         3. Representations and warranties of the Seller. The Seller represents and warrants to the Buyer as follows:

              3.1 Due Incorporation and Qualification. Seller is a corporation duly organized and validly existing under the laws of the State of Delaware.

              3.2 Due Authorization and No Breach. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby
(i) have been duly authorized by the board of directors of Seller and (ii) will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or, with notice or lapse of time or both, would constitute) a default under, (A) the Certificate of Incorporation or By-laws of Seller; (B) any material instrument, contract or other agreement relating to the Business to which Seller is a party or by which any of the Assets is bound or subject; or (C) any material statute or any regulation, order, judgment or decree of any court or governmental or regulatory body; in each case the result of which would materially and adversely affect the Assets or Business or the ability of Seller to consummate the transactions contemplated herein.

              3.3 Litigation. Except as set forth on Schedule 3.3 or to White's knowledge, Seller is not a party to, nor to its knowledge, threatened with, nor is there a basis for, any litigation or judicial, administrative or arbitration proceeding which if decided adversely to Seller would have a material adverse effect upon the transactions contemplated hereby or upon the Assets or Business.

              3.4 Claims. To Seller's knowledge, except for claims by the applicable lessors under the Lease or Furnishings Lease or the contracting parties under the Contracts or to White's knowledge, there are no claims on any Asset by any third party which, if determined to be valid, would substantially impair the value of the Assets taken as a whole.

              3.5 Representations and warranties on Closing Date. The representations and warranties contained in this Article 3 shall be true and complete on and as of the Closing Date with the same force and effect as though such representations and warranties have been made on and as of the Closing Date.

         4. Representations and Warranties of the Buyer. The Buyer and White, jointly

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and severally, represent and warrant to the Seller as follows:

              4.1 Due Incorporation and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

              4.2 Due Authorization and No Breach. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby
(i) have been duly authorized by the board of directors of the Buyer and (ii) will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or, with notice or lapse of time or both, would constitute) a default under, (A) the Certificate of Incorporation or By-laws of the Buyer; (B) any material instrument, contract or other agreement relating to the Business to which the Buyer is a party or by which any of the Assets is bound or subject; or (C) any material statute or any regulation, order, judgment or decree of any court or governmental or regulatory body; in each case the result of which would materially and adversely affect the Assets or Business or the ability of the Buyer to consummate the transactions contemplated herein.

              4.3 Litigation. Neither Buyer or White is a party to, nor to their knowledge, threatened with, nor is there a basis for, any litigation or judicial, administrative or arbitration proceeding which if decided adversely to Buyer or White would have a material adverse effect upon the transactions contemplated hereby or upon the Assets or Business.

              4.4 Representations and Warranties on Closing Date. The representations and warranties contained in this Article 4 shall be true and complete on and as of the Closing Date with the same force and effect as though such representations and warranties have been made on and as of the Closing Date.

         5. Covenants and Agreements. The parties covenant and agree as follows:

              5.1 Execution of Closing Documents. On the Closing, each of the parties shall execute and deliver, and cause its affiliates to execute and deliver, each of the Closing Documents to be executed and delivered by it.

              5.2 Cooperation in Preparing Applications. The parties hereto agree that they will assist and cooperate fully with each other in the prompt preparation and filing of any applications, approvals, consents or similar documents which counsel for the Buyer and counsel for the Seller shall agree are required for the consummation of the transactions provided for in this Agreement.

              5.3 Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any state or federal court in the State of New York, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action,

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suit or proceeding.  Any and all service of proceeding shall be effective against any party if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party as herein provided.

              5.4  Further Assurances.   Each of the parties shall execute such
documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby, including, but not limited to, assignment of any registered tradename or mark of the Intangible Property and assignments of the Contracts which Seller shall prepare subject to Buyer's approval which shall not be unreasonably withheld. Each such party shall use its best efforts, without the incurring of undue expenses, to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are conditions precedent to the Closing. Each party shall use reasonable efforts to procure the consents necessary for assignment of the Contracts, the Lease and the Furnishings Lease.

         6.   Conditions Precedent to the Obligation of the Buyer to Close.
The obligations of the Buyer to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by it:

              6.1 Representations and Covenants. The representations and warranties of the Seller contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

              6.2 No Injunction. No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, or local statute, rule or regulation shall have been enacted which prohibits, restricts or delays such consummation.

         7. Conditions Precedent to the Obligation of the Seller to Close. The obligations of the Seller to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by it:

              7.1 Representations and Covenants. The representations and warranties of the Buyer contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

              7.2 No Injunction. No injunction or restraining order shall be in effect

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which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, or local statute, rule or regulation shall have been enacted which prohibits, restricts or delays such consummation.

         8. Survival of Representations and Warranties. All representations and warranties of any party to the other made hereunder shall survive for a period of one year following the Closing and any action thereon must be commenced within one year of the Closing Date.

         9.   Waiver of Bulk Sales Compliance.   The parties hereby waive
compliance with the requirements of the provisions of the Uniform Commercial Code relating to bulk sales (Art. 6 thereof). In lieu of such compliance, Seller shall indemnify and hold Buyer harmless from and against any claims asserted against Buyer by creditors of Seller (including taxing authorities) as and to the extent set forth in Section 10 hereof.

         10.  Indemnification.

              10.1 Obligation of the Seller to Indemnify. Seller shall indemnify, defend and hold harmless the Buyer and its assigns from and against any losses, liabilities, damages or deficiencies, including interest, penalties and reasonable attorneys' fees, but net of any related benefits ("Losses") arising out of or due to a breach of any representation, warranty, covenant or agreement of Seller contained herein or in any certificate or instrument required to be delivered pursuant hereto, including, but not limited to, a breach which results in a liability of Buyer to a third party, including, but not limited to, any such claims resulting from the failure to comply with the bulk sales law.

              10.2 Obligation of the Buyer and White to Indemnify. The Buyer and White, jointly and severally, shall indemnify, defend and hold harmless the Seller and its assigns from and against any Losses arising out of or due to a breach of any representation, warranty, covenant or agreement of the Buyer or White, contained herein or in any certificate or instrument required to be delivered pursuant hereto, including, but not limited to, a breach which results in a liability of Seller to a third party, including, but not limited to, Buyer's failure to pay or discharge an Assumed Liability.

              10.3 Notice to Indemnifying Party. If any party (the "Indemnitee") receives notice of any claim or the commencement of any action or proceeding with respect to which any other party (or parties) is obligated to provide indemnification (the "Indemnifying Party") pursuant to Section 10.1 or 10.2, the Indemnitee shall promptly give the Indemnifying Party notice thereof. Such notice shall be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement provided that such Indemnifying Party shall be relieved of its obligation hereunder only to the extent of the detriment suffered by the Indemnifying Party as a result of Indemnitee's failure to give prompt notice. If such event involves a claim by a third party, the Indemnifying Party shall have the right at its sole expense to control and

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assume the defense of the matter giving rise to such indemnification with counsel reasonably satisfactory to the Indemnitee and to compromise or settle any such matter, provided that such compromise or settlement entirely and unconditionally releases the Indemnitee from all liability with respect thereto. If the Indemnifying Party shall assume the defense of the Indemnitee, the Indemnitee shall have the right to participate in such defense but only at its own expense and the Indemnifying Party shall not be obligated to pay the fees of counsel to the Indemnitee incurred after such assumption. If the Indemnifying Party does not assume the defense of such matter within a reasonable time after notice thereof, the Indemnitee may defend, settle and/or compromise such matter for the account and the expense of the Indemnifying Party.

         11. Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

              (i) at the election of the Seller, if any one or more of the conditions to its obligations to close have not been fulfilled as of October 20, 1997;

              (ii) at the election of the Buyer, if any one or more of the conditions to its obligation to close have not been fulfilled as of October 20, 1997;

              (iii) at the election of the Seller or the Buyer, if any legal proceeding is commenced or threatened by any governmental agency or other person directed against the consummation of the Closing or any other transaction contemplated under this Agreement and either the Seller or the Buyer, as the case may be, reasonably and in good faith deems it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof; or

              (iv) at any time on or prior to the Closing Date, by mutual written consent of the Seller and the Buyer. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as otherwise provided herein.

         12.  Miscellaneous.

              12.1 Publicity. Except as otherwise required by federal or state law, no announcement concerning this Agreement or the transactions contemplated hereby shall be issued without advance approval of the form and substance thereof by the Seller and the Buyer which shall not be unreasonably withheld.

              12.2 Notices. Any notice of other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telecopied or telexed, or sent by certified, registered, or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telecopied or telexed, or if mailed three days after the date of mailing, as follows:

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              (i)  If to the Buyer or White, to:

                   Star Shoppe Direct, Inc.
                   3001 Executive Drive, Suite 120
                   Clearwater, FL 34622
                   Attn: Benedict V. White

                   with a copy to:

                   Gersten, Savage, Kaplowitz & Fredericks, LLP
                   101 East 52nd Street, 9th Floor
                   New York, NY 10022
                   Attn: James G. Smith, Esq.

              (ii) If to Seller, to:

                   ML Direct Inc.
                   c/o The Columbus Circle
                   211 East 49th Street
                   New York, New York 10017
                   Attn: Nancy Shalek

                   with a copy to:

                   Sierchio & Albert PC
                   41 East 57th Street
                   New York, NY 10022
                   Attn: Steve Albert, Esq.

              12.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, written or oral, with respect thereto.

              12.4 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

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The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

              12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

              12.6 No Assignment. This Agreement is not assignable by Seller or Buyer, whether by operation of law or otherwise, without the prior written consent of the other.

              12.7 Variations in Pronouns.   All pronouns and any variations
thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

              12.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

              12.9 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are a part of this Agreement as if set forth in full herein.

              12.10     Headings.   The headings in this Agreement are for
reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

              12.11 Expenses. Each party shall bear its own expenses in connection with all matters relating to the transactions contemplated hereby.

                            [Signatures on following page]

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above-written.

                                  ML DIRECT INC.


                                  By:___________________________________
                                       Name:
                                       Title:

                                  STAR SHOPPE DIRECT, INC.


                                  By:____________________________________
                                       Benedict V. White
                                       Title:

                                  ____________________________________
                                  Benedict V. White